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                                                                      EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE


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

                                                                 Three Months ended March 31,
                                                               ---------------------------------
                                                                   2000                 1999
                                                               ------------          -----------

Computation of income (loss) per common share:

   Net income (loss) applicable to common stockholders         $ (1,382,186)         $ 3,332,039

   Weighted average number of common shares
         outstanding                                             54,236,200           47,798,022

   Net income (loss) per common share                          $      (0.03)         $      0.07



Computation of income (loss) per common share assuming full dilution:

   Net income (loss) applicable to common stockholders                                 3,332,039

   Plus: Income impact of assumed conversions
        Preferred stock dividends                                                         38,945
        Interest on convertible notes                                                     21,834

   Income available to common stockholders
        assuming conversion                                                            3,392,818

   Weighted average number of common
        Shares outstanding                                                            47,798,022


   Plus incremental shares from dilutive securities
        Convertible preferred stock                                                    1,959,297
        Convertible notes payable                                                      2,435,660
        Warrants                                                                         246,616
       Options                                                                         2,413,357

   Adjusted weighted average number of
        common shares                                                                 54,852,952

Net income (loss) per common share                                                          0.06
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No computation of diluted loss per common share is included for the 2000 period because such Computation results in an antidilutive loss per common share.